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                                                                   Exhibit 10.11


                              ADVISORY AGREEMENT

    ADVISORY AGREEMENT (the "Agreement") dated this 7th day of February 2003, by and among Diversified Futures Trust I, a Delaware business trust
(the "Trust"), Prudential Securities Futures Management Inc., a Delaware corporation (the "Managing Owner") and Graham Capital Management, L.P.
(the "Advisor").


                            W I T N E S S E T H :


    WHEREAS, the Trust has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forwards and options contracts. Physical commodities also may be traded from time to time. The foregoing commodities related transactions are collectively referred to as "Commodities"; and

    WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Trust; and

    WHEREAS, the Trust wishes to engage the Advisor as a commodity trading advisor to the Trust to manage a portion of the assets previously managed by another trading advisor; and



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    WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

    WHEREAS, the Advisor is registered as a commodity trading advisor under the Commodity Exchange Act, as amended ("CE Act") and is a member of the National Futures Association ("NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

    WHEREAS, the Trust and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services on behalf of the Trust during the term of this Agreement.

    NOW, THEREFORE, the parties agree as follows:

    1.  Duties of the Advisor.

    (a) Appointment. The Trust hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this agreement the portion of the Net Asset Value of the Trust which the Managing Owner allocates to the Advisor's management ("Allocated Assets") on the terms and conditions set forth herein. The definition of the term "Net Asset Value" shall be as defined in Exhibit A hereto. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. To this end, the Advisor (i) agrees to act as a commodity trading advisor retained by the Managing Owner on behalf of the Trust, and specifically, to exercise discretion with respect to the Allocated Assets, and which the Managing Owner may allocate to the Advisor in the

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future (with the Advisor's consent) upon the terms and conditions, and for the purposes, set forth in this Agreement and (ii) shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading methods, systems and strategies of the Global Diversified Program at 150% of Standard Leverage (the "Trading Approach") as such trading approach is described in the Advisor's Disclosure Document dated October 15, 2002 attached hereto as Exhibit B (the "Disclosure Document"), receipt of which is hereby acknowledged, subject to the Trust's trading policies and limitations as set forth in Exhibit C, attached hereto, as the same may be modified or amended and provided in writing to the Advisor from time to time (the "Trading Policies and Limitations"). The Managing Owner and the Trust acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Trust. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

    (b) Allocation of Responsibilities. The Managing Owner will have the responsibility for the management of that portion of the Allocated Assets that are not invested in Commodities. The Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Advisor's Trading Approach. In the event that the Managing Owner shall, in its sole discretion, determine in good faith following consultation, if appropriate under the circumstances, with the Advisor that any trading instruction issued by the Advisor violates the Trust's Trading Policies and Limitations, then the Managing Owner, following reasonable notice appropriate under the

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circumstances to the Advisor, may override such trading instruction and the
Advisor shall not be subject to liability for the results of any such action taken by the Managing Owner. Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trust beyond those enumerated in Exhibit C hereto if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust, in which case the Advisor will adhere to such limitations following written notification thereof.

    (c) Modification of Trading Approach. In the event the Advisor requests to use, or the Managing Owner requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Trust (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach or a modification in the leverage employed), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Managing Owner and the Advisor consent thereto in writing;

    (d) Notification of Material Changes. The Advisor also agrees to give the Trust prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Trust) over the objection of the Managing Owner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trust) without prior written notification. Without limiting the generality of the foregoing, refinements to the

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Advisor's Trading Approach, and the deletion (but not the addition) of commodities (other than the addition of commodities then being traded
(i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the "CFTC") as providing customer protections comparable to those provided on domestic exchanges or (iii) in the interbank foreign currency market) to or from the Advisor's Trading Approach shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the Managing Owner shall not be required therefor. The addition or deletion of a trading program to or from the Advisor's Trading Approach as applied to the Trust shall be deemed a material change in the Advisor's Trading Approach, and prior approval of the Managing Owner shall be required therefor.

    Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with the Managing Owner upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Trust, provided that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

    (e) Request for Information. The Advisor agrees to provide the Trust with any reasonable information concerning the Advisor that the Trust may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Trust, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Trust reasonably deems to be material to the Trust; the Advisor also shall notify the Trust of any such matters the Advisor, in its

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reasonable judgment, believes may be material to the Trust relating to the
Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide the Trust with updated monthly information related to the Advisor's performance results within a reasonable period of time after the end of the month to which it relates.

    (f) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Managing Owner of this fact, and shall utilize its best efforts to cause the error or discrepancy to be corrected.

    (g) Exculpation. Neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to the Managing Owner, its officers, directors, shareholders or employees, or any person who controls the Managing Owner, or the Trust or its owners, or any of their respective successors or assignees under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their misconduct or negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of the Trust; it being understood that the Advisor makes no guarantee of profit nor offers any protection against loss, and that all purchases and sales of Commodities shall be for the account and risk of the Trust, and the Advisor shall not incur any liability for trading profits or losses resulting therefrom, provided the Advisor would not otherwise be liable to the Trust under the terms hereof.

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    (h)  Initial and Additional Allocations, and Reallocations.
Initially, the Allocated Assets will total $10 million. Subject to Section 10(a) below, the Trust may (i) allocate additional capital to the Advisor with the approval of the Advisor, (ii) reallocate capital away from the Advisor to one or more other commodity trading advisors that currently, or in the future, provide commodity trading advisory services to the Trust or Prudential Securities (each, an "Other Advisor"), or (iii) allocate additional capital to one or more Other Advisors. If the Trust allocates additional capital to the Advisor or reallocates capital away from the Advisor, the Trust will give the Advisor written notice of such changes and the amount of the then current Allocated Assets once the change has been effected.

    2.  Indemnification.

    (a) The Advisor. The Advisor, each person who controls the Advisor and their respective officers, directors, shareholders and employees shall be indemnified, defended and held harmless by the Trust and the Managing Owner, jointly and severally, from and against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys' fees and expenses) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively "Losses") sustained by any of them (i) in connection with any matter relating to the Trust's Registration Statement No. 53-81534 or final prospectus, dated September 13, 1994, (the "Prospectus") including all amendments and supplements thereto, as well as any matters relating to the Trust prior to the effective date of this Agreement, or the acts of any Other Advisor in connection with the Trust; (ii) in connection with any acts or omissions of the Advisor, or any of its officers or employees, relating to the Advisor's management of the Allocated Assets from and after the effective date of this Agreement, including in connection

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with this Agreement or otherwise as a result of the Advisor's performance of services on behalf of the Trust or its role as trading advisor of the Allocated Assets and (iii) as a result of a material breach of this Agreement by the Trust or the Managing Owner, provided that, (i) (A) such Losses were not the result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, (B) the Advisor and its officers, directors, shareholders and employees, and each person controlling the Advisor acted in good faith and in a manner reasonably believed by it and them to be in, or not opposed to, the best interests of the Trust, and (C) any such indemnification by the Trust will only be recoverable from the assets of the Trust.

    (b) The Trust. The Trust shall be indemnified by the Advisor against any Losses sustained by the Trust directly resulting from (i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor or its employees, officers, directors, shareholders, and each person controlling the Advisor or (ii) any action or omission to act of the Advisor or its employees, officers, directors, shareholders, and each person controlling the Advisor that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Trust.

    (c) Settlements.   No indemnification shall be permitted under
this Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the indemnifying party does not in its good faith business judgment approve the amount of the settlement within thirty (30)

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days of its receipt of notice of the proposed settlement.
Notwithstanding the foregoing, the indemnifying party shall, at all times, have the right to offer to settle any matter with the approval of the Indemnitee (which approval shall not be withheld unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its reasonable best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement. Any indemnification under this Section 2, unless ordered by a court, shall be made by the indemnifying party only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

    (d) Default Judgments and Confessions of Judgment. None of the provisions for indemnification in this Section 2 shall be applicable with respect to default judgments or confessions of judgment entered into by an Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

    (e)  Procedure.  In the event that an Indemnitee under this
Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

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(f)  Expenses.  Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds in cases in which the Indemnitee is not entitled to indemnification pursuant to the preceding paragraph, and (iii) in the case of advancement of expenses, the Indemnitee receives a written opinion of mutually acceptable independent legal counsel that advancing such expenses is proper in the circumstances.

    3. Advisor Independence.

    (a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trust, the Managing Owner and each Other Advisor and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trust, the Managing Owner, any Other Advisor or Prudential Securities in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trust, the Managing Owner, any Other Advisor or Prudential Securities or in any way be responsible for the acts or omissions of the Trust, the Managing Owner, any Other Advisor or Prudential Securities as long as it is acting independently of such persons. The parties acknowledge that the Advisor has not been an organizer or promoter of the Trust and has no responsibility and shall not be subject to liability in connection therewith.

    (b) Unauthorized Activities. Without limiting the obligations of the Trust set forth under this Agreement, nothing herein contained shall be deemed to require the Trust to

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take any action contrary to the Trust Agreement, Certificate of Trust, or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

    (c) Confidentiality.  The Trust and the Managing Owner
acknowledge that the Advisor's Trading Approach is its confidential
property.   Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trust and the Managing Owner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Trust, except as, and to the extent that, it may be determined by the Managing Owner to be
(i) reasonably necessary for the monitoring of the business of the Trust, including the performance of brokerage services by the Trust's commodity broker(s), or (ii) expressly required by law or regulation.

    4. Commodity Broker. All Commodities traded for the account of the Trust shall be made through such commodity broker or brokers, or counterparty or counterparties, as the Managing Owner directs or otherwise in accordance with such order execution procedures as are agreed upon between the Advisor and the Managing Owner. Except as set forth below, the Advisor shall not have any authority or responsibility in selecting or supervising any floor brokers or counterparties for execution of Commodities trades of the Trust or for negotiating floor brokerage commission rates or other compensation to be charged therefor. The Advisor shall not be responsible for determining that any such broker or counterparty used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Trust's Trading Policies and Limitations. At the present time, it is contemplated that the Trust will execute and clear all Commodities trades through Prudential Securities and its affiliates. The Advisor may, however, with the

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consent of the Managing Owner, such consent not to be unreasonably withheld, execute transactions at such other firm(s) and upon such terms and conditions as the Advisor and the Managing Owner agree if such firm(s) agree to "give up" all such transactions to Prudential Securities for clearance. To the extent that the Trust determines to utilize a broker or counterparty other than Prudential Securities, it will consult with the Advisor prior to directing it to utilize such broker or counterparty and will not retain the services of such firm over the reasonable objection of the Advisor.

    5. Fees. In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Trust:

    (a)  Management Fee.  A monthly management fee (the "Management
Fee") equal to 1/6 of 1% (approximately 2% annually) of the Allocated Assets as of the last day of each calendar month. For purposes of determining such Management Fee, any distributions and redemptions allocable to the Advisor made as of the last day of such month shall be added back to the Net Asset Value and there shall be no reduction for (i) the accrued Management Fee being calculated, or (ii) any accrued but unpaid incentive fees due the Advisor under paragraph (c) below accrued as of the last day of such month or (iii) any reallocation of assets as of the last day of such month, or (iv) any accrued but unpaid extraordinary expenses unrelated to the Allocated Assets. The Management Fee for any month in which the Advisor manages all or any portion of the Allocated Assets for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Allocated Assets were under the Advisor's management as compared to the total number of days in such month, such proration to include appropriate adjustments for any funds taken away from the

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Advisor's management during the month.  Management fees paid pursuant to this Section are non-refundable.

    (b) Calculating the Incentive Fee. For the purposes of calculating incentive fees under section (c) below, only the (i)
Management Fee paid to the Advisor shall be deducted from the Allocated Assets, (ii) together with brokerage commissions attributable to the Advisor's trading activities, (iii) general administrative charges attributable to the Allocated Assets, and (iv) extraordinary expenses, if any, attributable to the Advisor.

    (c) Incentive Fee. A quarterly Incentive Fee shall be paid to the Advisor of twenty percent (20%) of New High Net Trading Profits (as hereinafter defined) achieved on the Allocated Assets, including realized and unrealized gains and losses thereon. New High Net Trading Profits for the Advisor shall be computed as of the close of trading on the last day of each calendar quarter. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits shall be computed as of the end of the first calendar quarter during which the Advisor managed the Allocated Assets for at least 45 days. New High Net Trading Profits shall be computed solely on the performance of the Advisor and shall not include or be affected by the performance of any Other Advisor.

         "New High Net Trading Profits" (for purposes of calculating the Advisor's Incentive Fee only) for each calendar quarter is defined as the excess (if any) of (A) the Allocated Assets, including realized and unrealized gains and losses thereon, as of the last day of the most recent calendar quarter, after deduction of Management Fees paid or payable in respect of such Allocated Assets as of the last day of such quarter but before deduction of Incentive Fees for such quarter, minus (B) the Allocated

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Assets, including realized and unrealized gains and losses thereon, as of the last day of the most recent preceding calendar quarter for which an Incentive Fee in respect of such Allocated Assets was earned (or, subject to the last paragraph of this Section (c), the effective date of this Agreement, whichever date the Allocated Assets were greater), after deduction of Management Fees and Incentive Fees, paid or payable in respect of such Allocated Assets for such prior quarter. In computing New High Net Trading Profits, the difference between (A) and (B) in the preceding sentence shall be
(i) decreased by (1) all additions to the Allocated Assets and reallocations of assets to the Advisor from Other Advisors between the dates referred to in (A) and (B) and (2) all interest earned on the Allocated Assets between the dates referred to in (A) and (B), and (ii) increased by (1) the Advisor's Allocable Portion (as defined below) of any distributions or redemptions paid or payable by the Trust as of, or subsequent to, the date in (B) through the date in (A), (2) losses incurred between the dates referred to in
(A) and (B), if any, associated with the Advisor's Allocable
Portion of distributions or redemptions as well as losses associated with negative reallocations in the event the Trust retains Other Advisors, (3) any reallocations of assets away from the Advisor between the dates referred to in (A) and (B), and (4) extraordinary expenses not related to the Advisor from the date in (B) to the last day of the calendar quarter as of which the current Incentive Fee calculation is made. The term "extraordinary expenses" as used in this Agreement shall have the same meaning ascribed to it under Section 4.7 of the Trust Agreement. Initially, the Advisor's "Allocable Portion" of distributions and redemptions shall be an amount which bears the same ratio as the Net Asset Value of the Allocated Assets bears to the Trust's total

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Net Asset Value as of the date of the allocation.  The loss adjustment referred to in clause (ii)(2) above shall be calculated by determining any cumulative net trading loss being carried forward as of the date of such redemption or reallocation of assets away from the Advisor and multiplying this cumulative loss by a fraction, the numerator of which is the aggregate Net Asset Value of the Interests redeemed or the Net Asset Value of any reallocation of assets away from the Advisor at the end of such quarter and the denominator of which is the Net Asset Value of the Allocated Assets at the end of such quarter but before redemptions or reallocation of assets either to or from the Advisor. If any redemption or reallocation of assets away from the Advisor occurs as of any date which is not the end of a calendar quarter, and the Trust's account has a cumulative loss, the above calculation will be prepared and a loss carryforward adjustment will be made; to the extent that as of such date, New High Net
Trading Profits have been achieved, the Advisor will receive an Incentive Fee thereon as if such redemption or reallocation of assets away from the Advisor occurred as of the end of a quarter. For purposes of calculating the first Incentive Fee payable to the Advisor the date referred to in (B) shall be the effective date of this Agreement.

    Notwithstanding any other provision of this Agreement which may be interpreted to the contrary, in addition to any cumulative losses of the Trust to be carried forward for purposes of calculating the Incentive Fee (which as of the date of this Agreement is $0.00) ("Current Losses"), it is the intent of the parties that $200,000, which represents a portion of the total cumulative losses existing as of the date of this Agreement attributable to the Allocated Assets and accumulated while they were under the management of the prior advisor (the "Reallocated Losses") will be reallocated to the Advisor. Therefore, the full

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amount of Current Losses, if any, and the Reallocated Losses must be recouped consistent with the calculations and provisions of this Section 5 before the next Incentive Fee under this Agreement will be due and owing on any assets allocated to the Advisor.

    (d) Timing of Payments. Monthly Management Fees and quarterly Incentive Fees shall be paid within fifteen (15) business days following the end of the period for which they are payable. If an Incentive Fee shall have been paid by the Trust to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets, the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

    (e) Fee Data. The Managing Owner will provide the Advisor with the data used by the Managing Owner to compute the foregoing fees including a statement of the actual execution costs attributable to the Allocated Assets generally within 15 business days of the end of the relevant period.

    (f) Third Party Payments. Neither the Advisor nor any of its officers, directors, employees or shareholders shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which the Trust carries an account for transactions executed in the Trust's account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor's Trading Approach on behalf of the Trust, which payment shall not violate the preceding sentence.

    6. Term and Termination.

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    (a)  Term.  This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on December 31, 2003. Thereafter, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for additional successive twelve (12) month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 6. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of Trust's Net Asset Value away from the Advisor pursuant to
Section 1(h) of this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

    (b) Automatic Termination. This Agreement shall terminate automatically in the event that the Trust is terminated. This Agreement shall terminate automatically with respect to the Advisor, upon notice from the Managing Owner, without affecting the continuation of this Agreement with any Other Advisor, in the event that the Advisor's allocable percentage of the Trust's Net Asset Value at the close of trading on any business day is equal to or less than the Termination Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the Allocated Assets on the date the Advisor commences Commodities trading activities for the Trust, or the first day of any calendar year, whichever day the Net Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Trust's Net Asset Value allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from Other Advisors, respectively. Each redemption and distribution of funds shall have the

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effect of reducing the Termination Amount by an amount equal to the portion of such redemption or distribution allocable to the Advisor. Reallocations of funds away from the Advisor shall reduce, and additional allocations to the Advisor shall increase, the Termination Amount dollar for dollar.

    (c) Optional Termination Right of Trust. This Agreement may be terminated at any time in the sole discretion of the Managing Owner upon at least one business day prior written notice to the Advisor. The Managing Owner will use its best efforts to cause any such termination to occur as of a month-end.

    (d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement (1) upon written notice to the Managing Owner at least thirty (30) days' prior to the end of this Agreement; and (2) upon thirty (30) days' prior written notice to the Managing Owner in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Trust that by reason of the Advisor's activities with respect to the Trust, the Advisor is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed;
(iii) the Managing Owner imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Trust's Net Asset Value or the Managing Owner overrides a trading instruction of the Advisor or does not consent to a material change to the Trading Approach requested by the Managing Owner;
(iv) if the Allocated Assets decreases, for any reason other than trading losses, to less than $1,000,000; (v) the Managing

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

Owner elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor's management of Trust assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Trust or the Managing Owner;
(vii) there is a material breach of this Agreement by the Trust and/or the Managing Owner and after giving written notice to the Managing Owner which identifies such breach, such material breach has not been cured within ten days following receipt of such notice by the Managing Owner; (viii) an Other Advisor is allocated a portion of the Allocated Assets; or (ix) other good cause is shown and the written consent of the Managing Owner is obtained (which shall not be withheld unreasonably).

    (e) In the event that this Agreement is terminated pursuant to subparagraphs (b), (c) or (d) of this Section 6, the Advisor shall be entitled to, and the Trust shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (A) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had its portion of the Trust's Net Asset Value under management, and (B) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination of this Agreement shall survive this Agreement until satisfied.

    (f) Termination and Open Positions.  Once terminated, the
Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

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

    7.  Liquidation of Positions.

    The Advisor agrees to liquidate open positions in the amount that the Managing Owner informs the Advisor, in writing via facsimile or other equivalent means, that the Managing Owner considers necessary or advisable to liquidate in order to (i) effect any reallocation or termination pursuant to Sections 1(h) or 6, respectively, or (ii) fund its pro rata share of any redemption, distribution or Trust expense. The Managing Owner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in
Section 1 hereof. The Managing Owner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) business days' prior notice. In the event that losses incurred by the Advisor exceed the assets allocated to the Advisor, the Managing Owner will withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

    8. Other Accounts of the Advisor.

    (a)  Management of Other Accounts and Trading of Proprietary
Capital. Subject to paragraph (b) of this Section 8, the Advisor shall be free to (i) manage and trade accounts for other investors (including other public and private commodity pools), and (ii) trade for its own account, and for the accounts of its partners, shareholders, directors, officers and employees, as applicable, using the same or other information and Trading Approach utilized in the performance of services for the Trust, so long as in the Advisor's reasonable judgment the aggregate amount of capital being managed or traded by the Adviser does not (i) materially impair the Advisor's ability to carry out its obligations and duties to the Trust

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

pursuant to this Agreement or (ii) create a reasonable likelihood of the Advisor having to modify materially its agreed upon Trading Approach being used for the Trust in a manner which might reasonably be expected to have a material adverse effect on the Trust. The aggregate amount of capital referred to in the preceding sentence hereinafter shall be called "Advisor's Capacity," and currently is estimated by the Advisor to be $1.5 billion with respect to the Trading Approach. The Advisor shall not be required to accept capital from the Trust without approval of the Advisor.

    (b) Acceptance of Non-Trust Capital. So long as the Advisor is performing services for the Trust, it agrees that it will not manage or trade funds which exceed the Advisor's Capacity. Without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits. The Advisor agrees to notify the Managing Owner when the Advisor's Capacity is likely to be reached.

    (c) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of the Trust, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Trust. The preceding sentence shall not be interpreted to preclude inter alia (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof, which is undertaken by the Advisor in good faith in order to accommodate additional accounts. Notwithstanding the foregoing, the Advisor also shall not be deemed to be favoring another

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

commodity interest account over the Trust's account if the Advisor, in accordance with specific instructions of the owner of such account, shall trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which would normally be applied or if the Advisor, in accordance with the Advisor's money management principles, shall not trade certain commodity interest contracts for an account based on the amount of equity in such account.
The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Trust and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

    (d) Inspection of Records. Upon reasonable request of and upon reasonable notice from the Managing Owner, the Advisor shall permit the Managing Owner to review at the Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trust has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that the Managing Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trust and

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

the Managing Owner shall keep all such information obtained by them from the Advisor confidential, unless disclosure thereof legally is required or has been made public. Such right will terminate one year after the termination of this Agreement and does not permit access to computer programs, records, or other information used in determining trading decisions..

    9. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Trust's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the Commodity Futures Trading Commission (the "CFTC"), any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the Managing Owner if the Trust's positions under its management are included in an aggregate amount which equals or exceeds one hundred percent (100%) of the applicable speculative limit. The Advisor agrees that if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Trust and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trust, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of the Trust's account can be implemented for the benefit of the Trust notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

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


    10. Redemptions, Distributions and Reallocations.

    (a) Notice. The Managing Owner agrees to give the Advisor at least one business day prior notice of any proposed redemptions, exchanges, distributions, reallocations, additional allocations or withdrawals affecting the Allocated Assets.

    (b) Allocations. Redemptions, exchanges, withdrawals and distributions shall be charged against the various Trust accounts managed by its trading advisors, including the Advisor, in such proportions as the Managing Owner, in its discretion, determines to be in the Trust's best interests.

    11. Brokerage Confirmations and Reports. The Managing Owner will instruct the Trust's brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs and monthly trading statements relating to the Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by the Trust's brokers or counterparties. The Managing Owner also will furnish the Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Limited Owners and copies of all reports filed with the SEC, the CFTC and the NFA. The Advisor shall, at the Managing Owner's request, make a good faith effort to provide the Managing Owner with copies of all trade confirmations (if the clearing broker is other than Prudential Securities), daily equity runs, monthly trading reports or other reports sent to the Advisor by the Trust's commodity broker regarding the Trust and in the Advisor's possession or control as the Managing Owner deems appropriate if the Managing Owner cannot obtain such copies on its own behalf. Upon request, the Managing Owner will provide

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

the Advisor with accurate information with respect to the Trust's then current Net Asset Value and Net Asset Value per Interest.

    12. The Advisor's Representations and Warranties. The Advisor represents and warrants that:

    (a) It has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

    (b) It will not by entering into this Agreement and by acting as a commodity trading advisor to the Trust, (i) be required to take any action contrary to its incorporating or other formation documents or, to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached, to the best of its knowledge, any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

    (c) It is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement;

    (d) A copy of its most recent Commodity Trading Advisor
Disclosure Document, as required by Part 4 of the CFTC's regulations, has been provided to the Managing Owner on behalf of the Trust in the form of Exhibit B hereto, and, except as disclosed in such Disclosure Document, all information in such Disclosure Document

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

(including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act including the rules and regulations thereunder, as well as all rules and regulations of the National Futures Association;

    (e) The Allocated Assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on the Trust;

    (f) Neither the Advisor nor its stockholders, directors, officers, employees, agents, principals, affiliates nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the owners of the Trust; nor (ii) shall solicit any person it or they know is an owner of the Trust for the purpose of soliciting commodity business from such owner, unless such owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i); and

    (g) Kenneth G. Tropin devotes, and will continue to devote during the term of this Agreement, such portion of his time to the trading activities of, and the conduct of the business of, the Advisor as he shall reasonably believe is necessary and appropriate.

    The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to

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

make any of the foregoing not true in any material respect, the Advisor promptly will notify the Trust in writing thereof.

    13. The Managing Owner's Representations and Warranties. The Managing Owner represents and warrants on behalf of the Trust and itself that:

    (a) It has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

    (b) It will not, by acting as Managing Owner to the Trust or by entering into this Agreement, and the Trust will not (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it or the Trust is a party or by which it or the Trust is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over it or the Trust, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Trust's duties under this Agreement;

    (c)  It is registered as a commodity pool operator under the CE
Act and is a commodity pool operator member in the NFA and will maintain and renew such registration and membership during the term of this Agreement;

    (d) This Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms;

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

    (e) On the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Trust, a duly formed and validly existing Delaware Business Trust and (ii) in the case of the Managing Owner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement; and

    (g) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the valid authorization, issuance, offer and sale of the Trust's Interests were obtained, and, to the best of its knowledge, after due inquiry no order preventing or suspending the use of the Prospectus with respect to the Interests was issued by the SEC, the CFTC or the NFA. The Trust's Registration Statement and Prospectus contained all statements which were required to be made therein, conformed in all material respects with the requirements of the Securities Act of 1933, as amended and the CE Act, and the rules and regulations of the SEC and the CFTC, respectively, thereunder, and with the rules of the NFA, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the Managing Owner, the Trust or to Prudential Securities by or on behalf of the Advisor specifically for use in the Registration Statement or Prospectus, supplement thereto, or monthly report; and

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

    (h) The Trust's offering of its Interests has terminated and there are not currently, and will not be in the future, any offering materials in use by the Trust or the Managing Owner in connection with the offer or sale of Interests in the Trust.

    The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect, the Managing Owner promptly will notify the Advisor in writing.

    14. Assignment. This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that the Advisor need not obtain the consent of any Other Advisor.

    15. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assignees of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assignees" shall not include any purchasers, as such, of Interests.

    16. Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

    17. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required

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

to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by facsimile, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Managing Owner:

Prudential Securities Futures Management Inc.
One New York Plaza
New York, New York 10292-2585
Attention:  Eleanor L. Thomas
Facsimile:  (212) 778-3694

If to the Trust:

Diversified Futures Trust I
c/o Prudential Securities Futures Management Inc.
One New York Plaza
New York, New York 10292-2585
Attention:  Eleanor L. Thomas
Facsimile:  (212) 778-3694

and in either case with a copy to:

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292-2585
Attention:  Eleanor L. Thomas
Facsimile:  (212) 778-3694

and, with respect to legal notices, a copy to:

Katten Muchin Zavis Rosenman
575 Madison Avenue
New York, New York 10022
Attention:  Fred M. Santo, Esq.
Facsimile:  (212) 940-8563

If to the Advisor:

Graham Capital Management, L.P.
Stamford Harbor Park
333 Ludlow Street
Stamford, CT  06902
Attention:  Kenneth G. Tropin

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

Facsimile:  (203) 975-5757

With a copy to

Graham Capital Management, L.P.
Stamford Harbor Park
333 Ludlow Street
Stamford, CT  06902
Attention:  Paul Sedlack
Facsimile:  (203) 975-5757

    18. Governing Law. Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

    19. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

    20. Disclosure Document Modifications. The Advisor shall promptly furnish the Managing Owner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the Managing Owner, the Managing Owner will provide the Advisor with an acknowledgement of receipt thereof.

    21. Promotional Literature. Each party agrees that prior to using any promotional or other material in which reference to the other parties hereto is made, it shall furnish in advance a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

                                       31

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    22. No Waiver.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

    23. No Liability of Limited Owners. This Agreement has been made and executed by and on behalf of the Trust, and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually, but rather, are binding only upon the assets and property of the Trust, and, to the extent provided herein, upon the assets and property of the Managing Owner.

    24. Headings. Headings to sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

    25. Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

    26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

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

    27. Arbitration, Remedies. Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of the NFA or, if the NFA should refuse to accept the matter, the American Arbitration Association.

    IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned.

DIVERSIFIED FUTURES TRUST I

  By: PRUDENTIAL SECURITIES FUTURES
      MANAGEMENT INC.

  By: /s/ Eleanor L. Thomas
      ---------------------------------
      Eleanor L. Thomas, Vice-President


PRUDENTIAL SECURITIES FUTURES
MANAGEMENT INC.

  By: /s/ Guy S. Scarpaci
      ---------------------------------
      /s/ Guy S. Scarpaci, Director
      -------------------

GRAHAM CAPITAL MANAGEMENT, L.P.

  By: /s/ Kenneth G. Tropin
      ----------------------------------
      Kenneth G. Tropin, Chairman

                                       33

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                                  EXHIBIT A


    "Net Asset Value" of the Trust's assets includes, but is not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Trust, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

    (a) Net Asset Value shall include any unrealized profit or loss on open Commodities Positions, and any other credit or debit accruing to the Trust but unpaid or not received by the Trust.

    (b) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into by the Trust shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The Managing Owner may in its discretion value any assets of the Trust Estate pursuant to such other principles as it may deem fair and equitable, so long as such principles are consistent with normal industry standards.

    (c) Interest earned on the Trust's commodity brokerage account shall be accrued at least monthly; and

                                       34

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

    (d) The amount of any distribution made pursuant to Article
VI of the Trust Agreement shall be a liability of the Trust from the day when the distribution is declared until it is paid.


                                       35

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                                  EXHIBIT B

                   [Attach Most Recent Disclosure Document]




                                       36

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

                                  EXHIBIT C

                             Trading Limitations


    The Trust will not: (i) engage in pyramiding its Commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional Commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Trust's Commodities positions or obtaining lines of credit for the trading of forward contracts; provided, however, that the Trust is prohibited from incurring any indebtedness on a non-recourse basis);
(iii) permit rebates or give-ups to be received by the Managing Owner or its affiliates, or permit the Managing Owner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Trust; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

    The Trust will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

    Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Trust, which currently are as follows:

    (1) Trust funds will generally be invested in contracts which are traded in sufficient volume to permit taking and liquidating positions.

    (2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to seek to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

    (3) The Advisor generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

    (4) The Trust may occasionally make or accept delivery of a commodity, including, without limitation, currencies.

    (5) The Trust will, from time to time, employ trading techniques such as spreads, straddles and conversions.

    (6) The Advisor will not initiate open positions which would result in net long or short positions requiring margin or premium for outstanding positions in excess of

                                       37

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

15% of the Trust's Net Asset Value for any one commodity, or in excess of 66 2/3% of the Trust's Net Asset Value for all Commodities combined.

    (7) To the extent the Trust engages in transactions in foreign currency forward contracts other than with or through Prudential Securities or its affiliates, the Trust will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.

    The Managing Owner will be responsible for the management of non-Commodities assets, with the assistance of Prudential Securities or other affiliates.

                                       38